SCHEDULE ONE
LICENSE AGREEMENT

Licensed Technologies for exclusive use within the territories defined under the License Agreement

This Agreement (this “Agreement”), effective as of September 1, 2011 (the Effective Date"), summarizes the intentions and mutual understandings of and between FUTENCO AG  (“NEWCO”) of  ______________________________ and CLENERGEN CORPORATION (CLENERGEN) of 3753 Howard Hughes Parkway, Suite 200, Las Vegas, NV 89169, USA . NEWCO and CLENERGEN are hereafter collectively referred to as the “Parties” or individually as the “Party.”

This Agreement will confirm the desire of the Parties regarding working together to develop renewable energy opportunities in various global markets. All Parties will retain their independent entities and hereby agree to work expeditiously and in good faith toward the successful completion of this agreement between the Parties, referred to as the (“Agreement”) and all agreements and transactions contemplated thereby.

Now, therefore, in recognition of the value inherent in the Parties’ respective businesses and the complementary natures of their specific capabilities, the Parties agree to enter into this agreement.

Terms of Agreement:

1.	CLENERGEN shall grant FUTENCO AG the licenses of any Intellectual Property (IP) held by CLENERGEN, and without limitation including:

a.	EXCLUSIVE RIGHTS to a license of any IP currently held by CLENERGEN in the following territories:
i.	Ghana
ii.	Guyana
iii.	Philippines

b.
FIRST RIGHTS OF REFUSAL to an exclusive license of any IP currently held by CLENERGEN of which licensing fees, royalties and or equity participation will be mutually agreed upon between the parties on a project by project basis. In the event that no projects are implemented within the next 12 month period, such first rights of following territories will be cancelled.

c.
i.	Saipan
ii.	Guam
iii.	Brazil
iv.	Bahamas
v.	Dominican Republic
vi.	Haiti
vii.	Puerto Rico

d.	EXCLUSIVE DISTRIBUTION RIGHTS for the distribution of any and all IP held by CLENERGEN in the following territories:

i.	Ghana
ii.	Guyana
iii.	Philippines

e.
FIRST RIGHTS OF REFUSAL exclusive distribution rights  of any IP currently held by CLENERGEN of which licensing fees, royalties and or equity participation will be mutually agreed upon between the parties on a project by project basis. In the event that no projects are implemented within the next 12 month period, such first rights of following territories will be cancelled.

i.	United States
ii.	Japan
iii.	South Korea
iv.	Saipan
v.	Guam
vi.	Brazil
vii.	Bahamas
viii.	Dominican Republic
ix.	Haiti
x.	Puerto Rico

f.	EXCLUSIVE RIGHTS to IP held by CLENERGEN in the above territories shall include but not be limited to
g.	:
i.
The supply of high yielding bamboo saplings (“bamboo”) produced from tissue culture and shipped as net potted plants that are identical in character, asexual, non evasive, disease free at origin, non flowering and with a lifespan of 50 years. The price per sapling supplied in net potted plants will be supplied at cost plus 30% markup.

ii.
The supply of a  variety of Melia dubia saplings produced from cuttings and shipped as net potted plants, which can be harvested within  24 months from the date of planting and re-grow from their stub for up to 4 cycles before replanting. The price per sapling supplied in net potted plants will be supplied at cost plus 30% markup

iii.	The right to all improved strains and/or mother stock to the bamboo, Melia dubia and Marjestica.
iv.	The rights to new varieties of bamboo and Melia dubia produced from polyploidisation supplied and intellectual property and breeding rights for use within the licensed territories.
v.	All planting materials and fertilisers/pesticides will be supplied at invoiced cost price. Any and all discounts Clenergen receives from suppliers will be passed onto licensor.

vi.	The right to other species of tree or grass that Clenergen develops as an energy crop.
vii.	Access to all due diligence documentation pertaining to agronomy and technologies used by Clenergen for conversion of wood chips to energy and other products.
viii.
The right to use bamboo, Melia dubia and/or Marjestica as fuel for  gasification biomass power plants supplied by Ankur gasifiers along with manufacturing rights within the licensed territories as provided by the technology supplier.

ix.
The supply of Ankur gasifiers and exclusive territorial  rights to use of             Ankur Gasifiication power plants in all all territories listed in section 1a. and 1b. The Equipment will be supplied at cost plus 15% mark up (exlusive of applicable taxes.

x.
The right to use bamboo, Melia dubia and/or Marjestica as fuel for Envergent’s Rapid Thermal Processing Technology for producing Pyrolysis oil for use/sale to third parties within the licensed territories, inclusive of all test data and due diligence/verification  documentation.

xi.	The right to license any and all future renewable conversion technologies that may be developed and used by Clenergen in the future.
xii.
The right to use bamboo, Melia dubia and/or Marjestica as fuel for  producing wood pellets for use/sale to third parties within the licensed territories, inclusive of all test data and due diligence/verification  documentation.

xiii.	Nursery, Plantation Management, Scientific training services, which will be billed at cost.

xiv.
The supply of Agri Extension kit (1 Hectare = 1 Kit) at a cost price of $150.00 per box, including agronomy manual and one (1) full time nursery/plantation manager per 100 boxes shipped, anywhere in the licensed territories.

xv.
The use of Clenergen brand marketing materials branded for distribution by licensor, subject to pre-approval and strict guidelines of Clenergen Corporation, At all times the NEWCO will adhere to the branding specifications and procedures of CLENERGEN..

ADDITIONAL ITEMS

1.
Additional Obligations of the Parties

1.1           The Parties represent to each other the absence of any pending or threatened litigation; proceeding or investigation that challenges or seeks to restrain or prohibit the transactions contemplated herein or shall obtain other relief in connection therewith.

2.
CONDUCT OF BUSINESS. Except as set forth in this Agreement, from the date hereof until the Closing Date or the termination of this Agreement, the Parties will conduct each of their existing businesses in its normal and ordinary course.

3.
NOTICES. All notices or other information deemed required or necessary to be given to any of the Parties shall be given at the following addresses via certified mail and fax transmittal to the aforesaid addresses.

4.
FORCE MAJURE. Neither Party shall be deemed to be in breach or default of the Agreement as the result of any delay or nonperformance that is caused by flood, fire, storm, earthquake, or other act of god, war acts of the public enemy, riot, civil disturbance, strike, network outage, lockout or labor dispute, provided that the party whose performance is affected shall provide prompt written notice of delay or non-performance to the other Party and shall use commercially reasonable efforts to minimize the impact of the such delay or non-performance on the other Party.

5.
GOVERNING LAW AND JURISDICTION.  The Agreement will be governed by the laws of Germany.  For disputes arising out of the Agreement, the Parties will consent to the jurisdiction of the local courts located in Frankfurt, Germany.

6.
CONFIDENTIALITY.  The Parties hereto agree that they will not at any time during the Term of this Agreement, without the prior written consent of each of the Parties, disclose the existence of, or the terms and conditions set forth in this Agreement unless otherwise required by law or regulation.  In addition, all information shared by the Parties with each other pursuant to this Agreement shall be presumed confidential and proprietary and each Party hereby agrees to maintain all such information in confidence.  Only those individuals and representatives of the Parties or prospective investors in the newly formed entity, and its respective legal and financial advisors, with a need to know and for the sole basis of advising the respective Parties concerning the transactions contemplated hereby, shall be permitted to receive knowledge of the information contained herein.  Information that is or becomes generally available or known to the public through no fault of the Parties, is subsequently disclosed by a Party to this Agreement to a third party that is not also under any obligation of confidentiality, or is required to be disclosed pursuant to a judicial process, government investigation, legal proceeding or other similar process shall not be considered confidential for the purposes of this Agreement.

The Parties hereby agree not to circumvent one another by directly contacting third parties introduced by the other relating to the transactions contemplated by the parties without the express written consent of the Disclosing Party

7.
COUNTERPARTS. This Agreement may be executed in any number of counterparts and each counterpart shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

8.	OTHER TERMS. The Agreement will include other standard terms as the Parties mutually agree.

9.
ENTIRE AGREEMENT. This Agreement shall operate as the definitive binding agreement and shall supersede and replace all prior or contemporaneous communications (written or oral) between the Parties and their representatives and may only be modified or amended by a writing signed by the Parties.  This Agreement contains the sole and entire agreement and understanding of the Parties with respect to the entire subject matter hereof and any and all prior discussions, negotiations, agreements, communications and understandings related hereto are hereby merged herein. No representations, or otherwise, expressed or implied, other than those contained herein have been made by any Party hereto.

FUTENCO AG:		CLENERGEN CORPORATION:

By:	/s/ Jan Malkus	By:	/s/ MLM Quinn

Print:		Print:	Mark Quinn, CEO

Date:	5.9.2011	Date:	5th September, 2011